Exhibit 99.2

IHOP Corp.

First Quarter 2006 Call Script

Stacy Roughan – Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s first quarter 2006 conference call. Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, let me remind you of our Safe Harbor regarding forward-looking information.  Today, management may discuss information that is forward-looking, and involves known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  We caution you to evaluate such forward-looking information in the context of these factors, which are detailed in today’s news release, as well as in our most recent Form 10-K filing with the Securities and Exchange Commission. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – First Quarter 2006 Performance Overview

Thanks, Stacy.

We kicked off the year with an incredible financial performance in the first quarter 2006 that truly showcased the strength of our core franchise business when all the drivers of our model are at work. EPS for the quarter was $0.68 [cents], including stock option expense, which represents a 36% [percent] increase versus last year. Our bottom line performance primarily reflects the benefit of continued same-store sales growth and modest expense growth in our core Franchise Operations business segment. Additionally, lower G&A spending coupled with share repurchases contributed to our quarterly performance.

We experienced strong same-store sales growth of 5.1% [percent] for the first quarter 2006 as a result of our strategic efforts focused on Energizing the Brand. And, it was the sixth quarter in which we exceeded 5% [percent] same-store sales growth since changing our business model at the beginning of 2003. Our product promotions featured during the quarter – All You Can Eat Pancakes and Cinn-A-Stacks – demonstrated the power of limited-time offers that take advantage of IHOP’s core brand equities, including breakfast.

Additionally, we coordinated an unprecedented effort around IHOP’s first system-wide National Pancake Day event. IHOP “owned” the day with significant national media coverage and advertising as we gave away nearly one million pancakes to our guests and raised $340,000 [dollars] for charity. In celebration of National Pancake Day, we were able to bring together our guests in support of worthy causes, and, at the same time, create a powerful event uniquely identifiable with IHOP. It doesn’t get much better.

The combination of our successful limited-time offers and National Pancake Day event generated a healthy increase in traffic for the quarter. This built upon the traffic momentum we established in the second half of last year, adding a third consecutive quarter of positive traffic growth. We are encouraged by continued pricing moderation by franchisees as we reinforce the strong price/value relationship IHOP has with our guests.

We also benefited from favorable year-over-year comparison against a modest sales performance in the first quarter of 2005. Due to the 53rd operating week in fiscal 2004, the three-day New Year’s holiday weekend was not included in our first quarter 2005 same-store sales results. This year, one day of the three-day holiday was included in the first quarter 2006, which bolstered our results by approximately 0.4% [percent]. Additionally, the Easter holiday landed in the first quarter 2005, which created a timing mismatch that worked against us – costing us approximately 0.8% [percent] of same-store sales growth during the quarter. However, we anticipate picking up a similar sized benefit from the Easter holiday, which will be reflected in the second quarter this year.

With our enhanced media strategy for 2006 – which now includes network syndication – we have effectively broadened our reach by more than 20% [percent], reaching 85% [percent] of our target audience while spending at the same levels as last year. We are seeing indications of the benefit this is having, and are very encouraged.

Clearly, we couldn’t be more pleased with our same-store sales performance for the quarter. And, we remain confident in the sales drivers lined up for the balance of 2006.

We have a terrific pipeline of limited-time offer promotions. Our third offering of the year – Stuffed French Toast Delights offered in three varieties – just rolled out on Monday and is a promising performer.

As we get closer to the upcoming Mother’s Day, Father’s Day and Graduation celebrations, we expect to benefit from plans for further enhancement of IHOP’s gift card program to drive greater sales and redemptions throughout the system. This will include new in-store marketing of gift cards, as well as mentions of gift cards in our T.V. commercials.

We will roll out a system-wide menu update next month, and a second menu update is planned for November of this year.

We are also focused on additional initiatives designed to sustain the health and vitality of our brand. Restaurant remodels continue at a strong pace with approximately 150 restaurants due to be completed this year. 20 remodels were underway, substantially completed or finished as of the end of the first quarter.

Finally, we are testing a new “IHOP ‘n’ Go” carry out program this year, and – assuming a positive outcome – we expect to see the sales benefit of this initiative sometime in 2007 as we roll the platform out nationwide.

Our strategic focus on Improving Operations Performance continued during the first quarter 2006. Our A/B operator ratings remained stable with 87% [percent] of IHOP franchisees rated as “A” or “B” operators and the remaining 13% [percent] now rated as “C” operators as of the end of the quarter. This is an improvement from 77% [percent] in the first quarter 2005. Notably, there were more than twice the number of “A” operators this year, versus the same quarter last year.

Service is a key area in which IHOP can make meaningful improvements at the restaurant level. By improving service to our guests, we can create a powerful advantage in the marketplace and build a sustainable differentiation from our competition. Service is the “burning platform” for our Operations organization and our franchisees in 2006. It was the focus of our National Operations meeting with our field organization in January, and, more recently, was a key topic at our Regional Business Conferences with all of our franchisees.

There are several operational initiatives aimed at driving significant service improvement this year. Our goal is to meaningfully increase our scores in the service aspect of our Mystery Shop program. First, we have refined the Mystery Shop report to identify the components of guest service, so that the Mystery Shop reports will provide deeper insight into the areas where we can improve. Secondly, we are in the process of conducting consumer research to guide further service initiatives going forward.

Other operations goals for 2006 include:

•                  Flawlessly introducing and executing each product promotion, as well as the core menu updates currently planned for May and November;

•                  Successfully executing approximately 150 restaurant remodels due in 2006;

•                  Supporting new restaurant openings throughout the year;

•                  Implementing programs to further enhance IHOP’s gift card program; and

•                  Driving incremental adoption of 24-hour operations at selected IHOP restaurants.

Our organization has a clear understanding of what we need to do to move the needle this year from an operations perspective, and we are executing against these goals every day.

Turning to Training, the IHOP Training Team is at work developing an upgraded version of our Restaurant Training Program, which provides training for new-hires and existing restaurant employees. The program is scheduled for pilot in the third quarter of this year, with the expectation of rolling it out by year-end. Our goal is to produce a simpler, more accessible program with improved functionality and effectiveness at the restaurant level. A benefit should be greater standardization and usage of the training materials and information resources across the system. The modular design of the materials will also reduce costs for IHOP and our franchisees, as well as put us in a position to take advantage of computer-based, and ultimately, Internet-based training tools in the future.

Our strategic efforts to further maximize franchise development continued with franchisees and our Florida area licensee developing and opening 10 new IHOP restaurants during the quarter. We added commitments for franchisees to develop as many as 23 new IHOP restaurants over the next several years. This includes further expansion in one of our primary strategic growth markets – Chicago, Illinois. This is an important step in building IHOP’s presence in under-penetrated U.S. markets. Agreements currently pending final approval also provide for meaningful strategic growth – notably in Columbus and Dayton, Ohio, as well as an agreement for our first franchisee to develop IHOPs in the state of Vermont.

Our efforts now bring IHOP’s current franchise pipeline, as of the end of the first quarter 2006, to as many as 445 restaurants signed, optioned or pending for development in the U.S. Franchisees and our Florida area licensee are set to develop and open 60 to 65 new IHOP restaurants in 2006. This pace of development is nearly three times the number of our closest national competitor.

Additionally, we recently finalized our first Multi-Store Development Agreement for international expansion within the state of Nuevo Leon, Mexico, which includes the city of Monterrey. Our new franchisee, Junior Foods, currently operates Carl’s Jr. restaurants throughout this region and has agreed to develop six new IHOP restaurants over the next four years. Junior Foods also acquired two options that would allow it to develop as many as 15 additional IHOP restaurants within the same area.

We also continue to make progress in our Company market of Cincinnati. To date, Cincinnati has been an excellent testing ground to do the “heavy lifting” for new initiatives before introducing them to our franchise system. As a result of our efforts in Cincinnati, we have introduced a new building prototype for the system, supported core menu enhancements, tested a “To Go” program, and are in the process of new touch points trials, including flatware, dishware, glassware, and new uniforms, among other initiatives.

We’ve made terrific progress. We have learned, however, that constant testing can have an impact on the guest experience and we believe that there is a need to step back and refocus on day-to-day operations in our Cincinnati restaurants. This means returning to the basics, with a temporary halt on significant testing, to allow for improved execution within our Company restaurants – which is particularly important as we get ready to open four new IHOPs in Cincinnati before year-end.

With that, I’d like to turn the call over to Tom Conforti, our CFO, to provide you with a more detailed discussion of our business segments and cash flow performance for the first quarter 2006.

Tom Conforti – First Quarter 2006 Performance Detail

Thanks, Julia, and good morning everyone. Today, I’ll walk you through key factors that contributed to our strong financial performance in the first quarter 2006.

Let’s start with earnings. Our EPS performance of $0.68 [cents] for the quarter was exceptional, and demonstrates the power and attractiveness of our franchise business model as we remain focused on driving top line growth, producing operating leverage through expense control and utilizing our capital in ways that create value for our shareholders through share repurchase and dividend payments.

The primary contributor to our strong EPS results was the performance of our Franchise Operations segment – where revenue grew 10.7% [percent] while expenses were held to lower growth of 5.4% [percent]. Our revenue growth is a function of dynamics you are well acquainted with — higher retail sales as a result of a 4.3% [percent] growth in the number of effective units, and our 5.1% [percent] growth in same-store sales for the quarter. In addition, we benefited from increased dry mix sales to our franchisees associated with our All You Can Eat Pancakes promotion during the quarter. Our ability to manage relatively flat Franchise Operations expense growth was primarily due to the elimination of MICROS Point-of-sale subsidies, as well as a reduction in the amount of financial relief granted to franchisees at certain underperforming restaurants. Simply put, we grew expenses at a lower rate and leveraged our strong top line performance in this segment to produce a 15.5% [percent] increase in Franchise Operation profit for the quarter.

Turning to the Rental Operations segment, revenue increased 0.9% [percent], primarily due to strong same-store sales performance and successful refranchising efforts. 40% [percent] of our lease agreements provide for rent payments which are tied to sales performance. Rental expenses decreased 0.1% [percent]. Rental Operations segment profit grew 4.2% [percent] due to this dynamic – the benefit of higher revenue on a lower expense base. We refranchised three restaurants during the quarter, bringing the number of locations for which we maintain the position between landlord and franchisee to 777 restaurants as of the end of the first quarter 2006.

Company Operations performance for the quarter resulted in a bigger loss than anticipated. We lost $384,000 in this segment during the first three months of the year, which represents an improvement of $436,000 versus the same period in 2005. You will see that, while sales decreased 15.4% [percent] in the quarter, primarily due to successful refranchising and repositioning efforts, we are experiencing softer sales in our six Company-operated restaurants in Cincinnati as some of these restaurants mature and development continues. While Company Operations expense decreased 21.8% [percent] in total, labor expense in Cincinnati is running at a higher level than we would like to see. As we look to optimize the performance of our Company market, as Julia mentioned, managing labor more effectively is a primary concern – particularly as we prepare for new unit openings later this year.

Turning to Financing Operations, profit in this segment declined 22.9% [percent], as expected, as we continue to exit “Old Model” sources of revenue. Long-term note balances continued to decline, decreasing interest income recognized in this segment as a result of our receivables run-off. In addition, 2005’s first quarter performance benefited from successful profitable refranchising efforts, which added approximately $703,000 [dollars] in profit to this segment.

Moving to G&A expenses, we experienced a reduction in G&A expenses in the first quarter 2006 primarily due to one-time legal fees associated with a lawsuit settled in the first quarter last year. G&A for the first quarter 2006 also included pre-tax stock option and other stock compensation expense of $809,000 [dollars], or $0.03 [cents] per diluted share. So, our comparisons without this expense would have been more favorable.

With regard to G&A for the full year, I wanted to caution you about modeling this run rate forward for the balance of the year. As same-store sales momentum continues, we have resumed investment spending for 2006. We also expect to incur additional expenses during the year associated with, among other things, potential refinancing activities. While we always seek out opportunities to manage and control spending closely, there are planned, incremental projects throughout the year, and it would be premature to revise our current G&A expense guidance for the full year at this point.

Cash from Operations was also a key highlight, increasing 44.0% [percent] to $21.5 million [dollars] in the quarter. This increase was primarily due to a 25.0% [percent] increase in net income – that includes a non-cash charge for stock option expensing – as well as an increase in accounts payables. It is important to note here that we are not updating our Cash from Operations guidance of $55 million to $60 million [dollars] for 2006 as the payables benefit is partly a timing issue.

CAPEX was a modest $241,000 [dollars], a decrease of 79.3% [percent], primarily due to the timing of spending on Cincinnati restaurant construction, which is back-loaded later in the year.

As a result, Free Cash Flow – defined as Cash from Operations less CAPEX – increased 54.5% [percent] to $21.3 million [dollars] for the quarter.

Our cash position was augmented by $4.2 million [dollars] during the quarter from the structural run-off of our franchise and equipment notes receivables. This brought our total cash position – Cash from Operations plus the receivables run-off – to $25.7 million [dollars].

Moving to balance sheet highlights, cash and cash equivalents increased to $34.9 million [dollars]. Long-term asset categories continued to show a gradual decline, as expected, due to our business model change.

I wanted to update you on an opportunity we are evaluating, which would potentially drive Cash from Operations improvements in 2006 and beyond.

We are implementing a process improvement that would result in electronic sales reporting, as well as electronic invoicing to our franchisees and cash collection from our franchisees. We are particularly excited about the opportunity this project presents to improve speed and quality of data and cash collection, while also reducing cost for us and our franchisees in the payment process. We will begin testing this system in the summer – with the expectations of rolling it out to our franchise system by year-end.

Turning to an update on our IRS situation… both the IRS and the Company have appeared before the appeals officer to present our respective positions. The appeals officer has taken the matter under submission, but we do not have a definitive timeframe for resolution. Just as a reminder, we expect the net federal tax obligation to be approximately $10 million [dollars]. The worst case federal tax obligation is approximately $19 million [dollars] – excluding interest, penalties and any related state tax liability –

and the net obligation of $10 million [dollars] reflects our expectations of receiving a refund for taxes we have already paid.

As indicated in our prior calls, we have begun evaluating the Company’s current debt structure in light of restrictive financial covenants and our plans for continued share repurchases, dividends, and the possibility of a strategic event. We expect to have more to say on this soon.

With that, I’ll turn the call back to Julia.

Julia Stewart – Wrap Up to Q&A

Thanks, Tom.

As a final note, we are pleased to report that our commitment to maximizing shareholder value to date has resulted in more than $230 million [dollars] being returned to shareholders through our dividend program and share repurchase activities over the past three years.

We are truly off to a great start in 2006, and we expect to continue this momentum by remaining dedicated to our three-fold strategy of Energizing the Brand, Improving Operational Performance and Maximizing Franchise Development.

We are reiterating our fiscal 2006 performance guidance, which is detailed in today’s news release. While our performance in the first quarter 2006 may be ahead of expectations, we want to keep our full year guidance unchanged for a few key reasons.

As I mentioned earlier, we benefited from favorable year-over-year comparisons to a modest sales performance in the first quarter of 2005. We expect this to also be the case for the second quarter this year. However, same-store sales comparisons will become more difficult in the second half of 2006 as we comp against our stronger performance in the third and fourth quarters of 2005.

Additionally, as Tom just mentioned, we are in the process of evaluating our debt structure, and this activity could result in additional costs this year, which are currently not included in our G&A guidance for 2006. Until certain decisions are made, it will be hard to quantify this additional, unplanned expense.

Finally, we are reiterating our Cash from Operations expectations for the full year, as our stronger cash performance for the quarter is partly a timing issue that will play itself out in subsequent quarters this year.

We had a fantastic first quarter, and, obviously, if this level of performance were to continue, we would revisit our full year guidance – but believe it is prudent to reiterate our expectations at this time given the factors I just mentioned.

With that, I would now like to open the call to answer any questions you might have.

Operator?

Julia Stewart – Closing Comments

Thank you for joining today’s call. Should you have additional questions, Tom and I are available after the call. Otherwise, we look forward to speaking to you on our next conference call to discuss second quarter 2006 results, which is scheduled for Wednesday, July 26th. Thank you.